Free Writing Prospectus pursuant to Rule 433 dated December 7, 2023

Registration Statement No. 333-269296

Buffered Index-Linked Notes

OVERVIEW

This document relates to three separate offerings. Each note is linked to the performance of one underlier (either the S&P 500® Index, the EURO STOXX 50® Index or the S&P 500® Futures Excess Return Index). Each note has its own terms (set forth in the table below), which will be set on the trade date.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the applicable underlier as measured from the trade date to and including the determination date.

If the final underlier level of the applicable underlier (the closing level of such underlier on the determination date) is greater than its initial underlier level (set on the trade date and will be an intra-day level or the closing level of such index on the trade date), the return on your notes will be positive and will equal the applicable participation rate times the underlier return of the applicable underlier (the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage).

If the final underlier level of the applicable underlier is equal to or less than its initial underlier level but greater than or equal to its applicable buffer level, you will receive the face amount of your notes. If the final underlier level of the applicable underlier is less than its applicable buffer level, the return on your notes will be negative and will equal the underlier return of the applicable underlier plus the applicable buffer amount (a fixed percentage that is the result of 100% minus the applicable buffer level). You could lose a significant portion of the face amount of your notes.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the final underlier level of the applicable underlier is greater than its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable participation rate times (c) the underlier return of the applicable underlier;
•
if the final underlier level of the applicable underlier is equal to or less than its initial underlier level, but greater than or equal to its applicable buffer level, $1,000; or
•
if the final underlier level of the applicable underlier is less than its applicable buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return of the applicable underlier plus the applicable buffer amount times (b) $1,000.

You should read the accompanying preliminary pricing supplement dated December 5, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The key terms specific to each tranche of notes are set forth on the following page(s). Please carefully review the key terms relating to the particular tranche(s) of notes that you are purchasing. Each tranche of notes has its own underlier and terms.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

Key Terms For Notes Linked to the S&P 500® Index

CUSIP / ISIN:	40057XE43 / US40057XE436
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Participation rate:	at least 105%
Buffer level:	85% of the initial underlier level
Buffer amount:	15%
Trade date:	expected to be December 21, 2023
Settlement date:	expected to be December 27, 2023
Determination date:	expected to be December 21, 2028
Stated maturity date:	expected to be December 27, 2028
Estimated value range:	$885 to $925 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity* (as a % of Face Amount)
200.000%	205.000%
175.000%	178.750%
150.000%	152.500%
125.000%	126.250%
110.000%	110.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
70.000%	85.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

* assumes a participation rate of 105%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

Key Terms For Notes Linked to the EURO STOXX 50® Index

CUSIP / ISIN:	40057XE92 / US40057XE923
Underlier:	the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Participation rate:	at least 170%
Buffer level:	75% of the initial underlier level
Buffer amount:	25%
Trade date:	expected to be December 21, 2023
Settlement date:	expected to be December 27, 2023
Determination date:	expected to be December 21, 2028
Stated maturity date:	expected to be December 27, 2028
Estimated value range:	$885 to $925 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
0
50
100
150
200
250
100%
75%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity** (as a % of Face Amount)
200.000%	270.000%
175.000%	227.500%
150.000%	185.000%
125.000%	142.500%
110.000%	117.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
55.000%	80.000%
50.000%	75.000%
25.000%	50.000%
0.000%	25.000%

** assumes a participation rate of 170%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

Key Terms For Notes Linked to the S&P 500® Futures Excess Return Index
CUSIP / ISIN:	40057XEC5 / US40057XEC56
Underlier:

the S&P 500® Futures Excess Return Index (current Bloomberg symbol: “SPXFP Index”)

The S&P 500® Futures Excess Return Index tracks the performance of E-mini S&P 500 futures contracts, not the S&P 500® Index. Generally, the return on an investment in a futures contract is correlated with, but not the same as, the return on buying and holding the securities underlying such contract.

Participation rate:	at least 170%
Buffer level:	80% of the initial underlier level
Buffer amount:	20%
Trade date:	expected to be December 21, 2023
Settlement date:	expected to be December 27, 2023
Determination date:	expected to be December 21, 2028
Stated maturity date:	expected to be December 27, 2028
Estimated value range:	$885 to $925 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity*** (as a % of Face Amount)
200.000%	270.000%
175.000%	227.500%
150.000%	185.000%
125.000%	142.500%
110.000%	117.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	90.000%
50.000%	70.000%
25.000%	45.000%
0.000%	20.000%

*** assumes a participation rate of 170%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 37, November 2023 S&P 500® Futures Excess Return Index Supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 37, November 2023 S&P 500® Futures Excess Return Index Supplement, general terms supplement no. 8,999 and preliminary pricing supplement, and any other documents relating to these offerings that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 37, November 2023 S&P 500® Futures Excess Return Index Supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated December 5, 2023
•
General terms supplement no. 8,999 dated February 13, 2023
•
November 2023 S&P 500® Futures Excess Return Index Supplement dated November 22, 2023
•
Underlier supplement no. 37 dated September 14, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document relates to three separate offerings of notes. Each note is linked to one, and only one, underlier. You may participate in any of the three offerings or, at your election, in two or more of the offerings. This document does not, however, allow you to purchase a note linked to a basket of some or all of the underliers.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 37, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 37, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Relating to Each Note

Risks Related to Structure, Valuation and Secondary Market Sales

▪    The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪    The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

▪    The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

▪    You May Lose a Substantial Portion of Your Investment in the Notes

▪    Your Notes Do Not Bear Interest

▪    The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪    You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

▪    If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪    We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Tax

▪    The Tax Consequences of an Investment in Your Notes Are Uncertain

▪    Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Additional Risks Relating to Notes Linked to the EURO STOXX 50® Index

▪    An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

▪    Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Additional Risks Related to the S&P 500® Futures Excess Return Index

▪    Higher Futures Prices of the Relevant Futures Contract Relative to Its Current Prices, or “Contango,” May Lead to a Decrease in the Levels of the Underlier and the Amount Payable on the Notes

▪    Futures Contracts Are Not Assets with Intrinsic Value

▪    You Have No Rights in Any Futures Contract Tracked by the Underlier

▪    Owning the Notes Is Not the Same as Directly Owning the Securities or Futures Contract Directly or Indirectly Tracked by the Underlier

▪    Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Notes.

▪    Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Reference Equity Index, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Issuers of the Underlier Stocks or Own E-Mini S&P 500 Futures Contracts, There Is No Affiliation Between Us and the Issuers of the Underlier Stocks

▪    The Policies of the Underlier Sponsor and Changes That Affect the Underlier or the Underlier Stocks Could Affect the Payment Amount on Your Notes and Their Market Value

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪    If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

▪    The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable

▪    Past Performance is No Guide to Future Performance

▪    Your Notes May Not Have an Active Trading Market

▪    The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

▪    The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪    Other Investors in the Notes May Not Have the Same Interests as You

▪    Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪    Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

▪    Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

▪    You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪    Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪    The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪    Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 37:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪    If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪    If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own

Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪    If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪    The Return on Indexed Notes May Be Below the Return on Similar Securities

▪    The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

▪    An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪    An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

▪    We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

▪    Information About an Index or Indices May Not Be Indicative of Future Performance

▪    We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪    The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the applicable underlier sponsor and the issuer, see “The Underliers — S&P 500® Index”, “The Underliers ─ EURO STOXX 50® Index” and “The Underliers — S&P 500® Futures Excess Return Index” on pages S-113, S-33 and S-107 of the accompanying underlier supplement no. 37, respectively.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.